AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2018

Registration No. 333-214496

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

OREGON	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Pacific Square, 220 N.W. Second Avenue

Portland, Oregon 97209

503-226-4211

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARDILYN SAATHOFF

Senior Vice President, General Counsel and Regulation

SHAWN M. FILIPPI

Vice President, Chief Compliance Officer and Corporate Secretary

One Pacific Square, 220 N.W. Second Avenue

Portland, Oregon 97209

503-226-4211

FRANK H. BURKHARTSMEYER	JOHN T. HOOD, Esq.
Chief Financial Officer	SEAN M. DONAHUE, Esq.
One Pacific Square, 220 N.W. Second Avenue	Morgan, Lewis & Bockius LLP
Portland, Oregon 97209	101 Park Avenue
503-226-4211	New York, New York 10178
212-309-6000

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

	Large Accelerated Filer	Accelerated Filer	Non-Accelerated Filer	Smaller Reporting Company	Emerging Growth Company
Northwest Natural Gas Company	☐	☐	☑	☐	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-214496) initially filed on November 8, 2016, (the “Registration Statement”) by Northwest Natural Gas Company, an Oregon corporation (“NW Natural”), and immediately declared effective upon such filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, is being filed solely to deregister the unsold debt securities, junior subordinated debentures, preferred stock, and common stock (collectively, the “Securities”) originally registered on the Registration Statement.

Pursuant to the Registration Statement, NW Natural registered an unspecified aggregate initial offering of each of the Securities, as well as 541,526 shares of common stock for issuance under the NW Natural Dividend Reinvestment and Direct Stock Purchase Plan. NW Natural’s offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by NW Natural in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remained unsold at the termination of the offering, NW Natural hereby removes from registration any of its Securities registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Northwest Natural Gas Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, and State of Oregon, on the 5th day of October, 2018.

NORTHWEST NATURAL GAS COMPANY

By:	/s/ Shawn M. Filippi
Shawn M. Filippi
Vice President, Chief Compliance Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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